UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 29, 2009
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
2801 G Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 580-4040
(Company’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Capital Corp of the West (the “Company”) is obligated under an indenture dated as of October 31, 2007, for floating rate junior subordinated deferrable interest debentures due 2037. Wilmington Trust Company is the trustee under the indenture. The amount of these subordinated debt securities is $25,774,000 plus interest accrued since the Company elected in July 2008 to defer quarterly interest payments due for the second quarter and thereafter.
On April 29, 2009, the Company received from Wilmington Trust Company as trustee under the indenture a purported notice of default dated April 21, 2009, asserting that the closing of the Company’s subsidiary County Bank violated the provision of the indenture that requires the Company to have an operating subsidiary that is an insured depository institution. Under the indenture, the Company generally has 60 days after notice to remedy an alleged default before it can become an “event of default”. The Company has no plans to contest the closing of County Bank.
The notice also asserts that the seizure of the Bank violates the provision that makes it an event of default for a substantial portion of the Company’s property to become subject to a court-ordered receivership if the receivership remains in effect for 90 days. The 90th day of County Bank’s receivership is May 6, 2009. However, the receivership is not the result of a “decree or order” of a “court of competent jurisdiction.”
Upon the occurrence of an event of default, the entire principal, premium and any accrued unpaid interest may be declared immediately due and payable without further action by either the trustee or the holders of the related trust preferred securities.
The Company has three other series of indentures and related trust preferred securities. The trustees under the three other indentures have sent similar notices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)

Dated: May 5, 2009	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer

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